TERMINATION AGREEMENT


     AGREEMENT made as of 31 March 1999 by and between United States Antimony Corporation, a corporation organized under the laws of the State of Montana, with its principal office at 1250 Prospect Creek Road, PO Box 643, Thompson Falls, Montana 59873 (hereinafter referred to as USAC) and Pressure Vessel Services, Inc., a corporation organized under the laws of the State of California with its an office at 12522 Los Nietos Road, Sante Fe Springs, California 90670 and Basic Chemical Solutions, L.L.C., a limited liability company organized under the laws of the State of New Jersey, with an office at 5 Steel Road East, Morrisville, PA 19067 (hereinafter collectively referred to as PVS).


     WHEREAS, PVS purchased a PROCESSING AGREEMENT (Schedule 1) and a INVENTORY AND SALES AGREEMENT (Schedule 2), hereinafter referred to collectively as the Agreements, from HoltraChem, Inc., a Massachusetts Corporation (hereinafter referred to as HC) on or about 28 September 1998.


     WHEREAS, USAC and PVS under the Agreements were tenants in common relating to any "Inventory" as defined herein;


     WHEREAS, USAC by its rights in paragraph 8 of the PROCESSING AGREEMENT and paragraph 13 of the INVENTORY AND SALES AGREEMENT has exercised its right to terminate the Agreements effective midnight 31 March
1999.


     NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1 Audit

   1.1-9 Inventory - The inventory of antimony raw materials, antimony finished products, and antimony work in progress at Thompson Falls,
hereinafter, "Inventory",   will be audited by Steve Hamstrom a representative
of PVS and Mike Floersch, John C. Lawrence, and Sherry Stewart of USAC on 31 March 1999. There will be a written inventory of all the outside warehouses (Schedule 3) at the close of business on 31 March 1999.

       1.2 Accounting - An accounting of all settlement costs, sales, purchases,processing costs, inventory values, sales commissions, trucking costs, and other items regarding the business will be prepared by PVS as of 31 March 1999 and finalized by 05 April 1999.
USAC will review the PVS accounting by 07 April 1999.

2 Costs

     2.1 PVS will be responsible and pay for all costs including inventory purchases described on Schedule 4 together with all wages, trucking costs, sales commissions, warehouse costs, fees, toll fee processing costs due USAC, interest, plasticizers, and other costs that PVS customarily pays on an accrued basis until midnight on 31 March 1999 but excluding an amount estimated at $50,000 to be verified subsequent to this AGREEMENT due the Dexter Corporation, 211 Franklin Street, Olean, New York 14760-1297 for off grade material and an amount estimated at $2,815.06 to be verified subsequent to this AGREEMENT due Plastatech Engineering, LTD. of 725 Morley Drive, Saginaw, MI 48601

     2.2 USAC agrees to hold PVS harmless from any liabilities resulting from any quality control issues for shipments made prior to 31 March 1999.



3 Inventory

     3.1 PVS does hereby certify that their interest in all the inventory wherever situated as of midnight 31 March 1999 will be free and clear of all liens and encumbrances.

     3.2 USAC does hereby certify that their interest in all the inventory wherever situated as of midnight 31 March 1999 will be free and clear of all liens and encumbrances.

     3.3 USAC accepts the inventory on 31 March 1999 in an "as is" condition.

4 Sale of Inventory - USAC and PVS agree that USAC may sell all inventory beginning on 01 April 1999 and thereafter for its sole benefit and use.

5 Receivables

     5.1 PVS will own all the receivables on products from inventory sold prior to 1 April 1999. Sale date will be determined by invoice date.

     5.2 USAC will own all the receivables for products sold after 31 March 1999. PVS will have a security interest in one half of the receivables from sales of products from inventory until USAC has paid PVS for 100% of the PVS interest in the inventory at cost as of 31 March 1999.

     5.3 PVS agrees to subordinate their security interest in the Accounts Receivable to Systran Financial Services, Corp. in consideration of a Division Order Agreement (schedule #6). All the receivables will be collected by Systran,10220 Southwest Greenburg Rd, Suite 551, Portland, Oregon 97223, and USAC will remit one half of all the receivables to PVS until they have been fully paid for their one half share of the inventory at cost as of 31 March 1999 plus interest on the unpaid portion of 8% per annum. USAC will pay PVS the entire amount of their one half interest in the inventory at cost as of 31 March 1999 plus interest on the unpaid portion by no later than 31 July 1999. Systran shall not be liable to USAC, PVS, or any other party in any manner for its obligation relating to this agreement. USAC will be entitled to the sole benefit and ownership of all the receivables from sales of inventory accruing or payable on or after 1 April 1999 after PVS' one half interest in the inventory at cost as of 31 March 1999 has been paid.


6 Profits - PVS will agree to remit all profits due USAC by 08 April 1999 computed under the terms defined in the contracts listed in Schedules 1 & 2..

7 Sales Agreements, Distributor Contracts, Agency Agreements, Sales Contracts, and Purchasing Agreements - PVS agrees to assign to USAC all the sales agreements, distributor contracts, agency agreements, sales contracts, and purchasing agreements pursuant to Schedule 5.

8 Sales Information - PVS has not previously divulged any sales information, customer lists, nor antimony user lists and further agrees to not divulge such information to any other party for any reason. The customer lists are confidential and deemed to be proprietary and trade secrets of USAC.

9 Indemnification

     9.1 PVS agrees to hold USAC harmless from any liabilities resulting from acts or omission of PVS relating to the contracts listed in Schedules 1 & 2 prior to 31 March 1999.

     9.2 USAC agrees to hold PVS harmless from any liabilities resulting from acts or omission of USAC relating to the contracts listed in Schedules 1 & 2 prior to 31 March 1999.

     9.3 USAC and PVS agree to indemnify Systran Financial Services, Corp. and hold Systran Financial Services, Corp. harmless against any and all claims, demands, actions, and causes of action arising from or relating to this Agreement.

10 Entire Agreement; Amendments - This agreement constitutes the entire agreement between the parties. Any agreement hereafter shall be ineffective to change, modify or discharge the Agreement in whole or in part, unless such agreement is agreed to in writing and signed by all the parties hereto. There is no agreement or promise by or on behalf of the parties to do or admit to do any act or thing not herein expressly and specifically mentioned, and the parties acknowledge that the above consideration is in full and final settlement of all matters mentioned herein.

11 Attorney Fees - In the event any suit, action or other proceeding arises under the terms of this Agreement, or in connection with this or any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief to which they may be entitled, including any appeal thereof.

12 Governing Law - This Agreement shall be interpreted, applied and enforced in accordance with the laws of the State of Idaho.

13 Headings and Titles - It is understood and agreed that all of the headings and titles, subheadings and subtitles herein are inserted as a matter of convenience and reference only. They in no way define, limit, extent or describe the scope or intent of this Agreement, and in no way affect this Agreement.

14 Severability - The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other provisions shall remain fully valid and enforceable.

Pressure Vessel ServicesUnited States Antimony Corporation
ByBy
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Stan Chang, Vice PresidentJohn C. Lawrence, President

Basic Chemical Solutions
By
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